Exhibit 10.19

DATED                 December 21, 2011

CONFORMED COPY

(1)	Innospec Inc

(2)	Innospec Limited

(3)	Andrew Hartley

COMPROMISE AGREEMENT

Without prejudice

and

subject to contract

Eversheds LLP

Eversheds House

70 Great Bridgewater Street

Manchester M1 5ES

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT

THIS AGREEMENT is made on 21 December 2011

BETWEEN:

(4)	Innospec Inc of 8375 South Willow Street, Littleton, Colorado, 80124 USA (“the Parent”).

(5)	Innospec Limited whose registered office is at Innospec Manufacturing Park, Oil Sites Road, Ellesmere Port, CH65 4EY (“the Employer”).

(6)	Andrew Hartley of Seymour House, 12 Seymour Chase, Knutsford, Cheshire, WA16 4BY, UK (“the Executive”).

1.	Definitions

1.1	In this Agreement the following expressions have the following meanings:

“the Acts”	the Equal Pay Act 1970, the Sex Discrimination Act 1975, the Race Relations Act 1976, the Employment Rights Act 1996, the Disability Discrimination Act 1995, the Working Time Regulations 1998, the National Minimum Wage Act 1998, the Public Interest Disclosure Act 1998, the Employment Relations Act 1999, the Transnational Information and Consultation of Executives Regulations 1999, the Employment Equality (Sexual Orientation) Regulations 2003, the Employment Equality (Religion or Belief) Regulations 2003, the Employment Equality (Age) Regulations 2006 and paragraphs (c) and (d) of section 147(3) of the Equality Act 2010 all as subsequently consolidated, modified or re-enacted from time to time;

“the Group”	means any company wherever registered or incorporated which is for the time being a subsidiary or a holding company of the Parent or the Employer or a subsidiary of any such company (as “subsidiary” and “holding company” are defined in Section 1159 of the Companies Act 2006 (as amended) or which is an associated company of any such company (as “associated company” is defined in the Income and Corporation Taxes Act 1988 (as amended));

“the Pension Scheme”	the Innospec Limited Pension Plan of which the Executive is a deferred member.

“PAYE deductions”	deductions made to comply with or to meet any liability of the Employer to account for tax pursuant to regulations made under Chapter 2 of Part 11 Income Tax (Earnings and Pensions) Act 2003 and to comply with any obligation to make a deduction in respect of national insurance contributions;

“the Service Agreement”	the terms and conditions governing the Executive’s employment dated 2 April 2006.

2.	Basis of Agreement

2.1	The parties have entered into this Agreement to record and implement the terms upon which they have agreed to settle all outstanding claims which the Executive has or may have against the Parent, the Employer or the Group arising out of or in connection with or as a consequence of his employment and its proposed termination and the Parent, the Employer or the Group has or may have against the Executive arising out of or in connection with or as a consequence of his directorships, employment and their proposed termination, excluding any claims that may arise where the Executive has been wilfully dishonest or otherwise involved in criminal activities. The terms set out in this Agreement constitute the entire Agreement between the parties and are without admission of liability on the part of the Parent the Employer or the Group.

2.2	The Parent and the Employer are entering into this Agreement for themselves and as agent for and trustee of all Group companies and are duly authorised to do so. The parties intend that each Group company should be able to enforce in its own right the terms of this Agreement which expressly or impliedly confer a benefit on that company subject to and in accordance with the provisions of the Contracts (Right of Third Parties) Act 1999.

3.	Termination

3.1	The Executive’s employment will terminate by reason of redundancy on 31 December 2011 (“the Termination Date”).

3.2	The Employer will pay at the next available opportunity the Executive’s salary, and any accrued but untaken holiday pay (subject to tax, national insurance and pension deductions) and will continue to provide the Executive with all other contractual benefits pursuant to the Service Agreement in the usual way until the Termination Date.

3.3	Unless specifically provided for in this agreement the Executive’s entitlement under or participation in any other benefit plans provided by the Parent and the Employer will cease with effect from the Termination Date.

4.	Termination arrangements

In consideration for the Executive agreeing to the provisions of clause 9 below, the Employer and Parent agree, without any admission of liability:

4.1	to pay to the Executive the sums of

4.1.1	£117,177 in lieu of notice;

4.1.2	£13,650 in lieu of car allowance; and

4.1.3	£98,428 in respect of bonus earned under the Management Incentive Compensation Plan (MICP) for the calendar year 2011,

subject to PAYE deductions.

4.2	to make a Termination Payment of £64,500 which includes any entitlement to statutory redundancy or any other sums arising from the Executive’s employment and its termination. The parties believe that in accordance with the relevant legislation the first £30,000 of the Termination Payment is not subject to tax and/or national insurance contributions and will be paid gross, the balance of the Sum will be subject to income tax deductions but not employee national insurance deductions.

4.3	Payment of the sums due under clauses 4.1 and 4.2 to be made within 21 days of the Termination Date subject to the Employer receiving a copy of this Agreement signed by the Executive and Advisor.

4.4	to continue and maintain Directors and Officers insurance cover for any period in which the Executive was or would be potentially liable as a director or officer or former director or officer of the Employer or any other company in the Group.

4.5	The Employer confirms that to the extent that

(i) the Executive incurs legal fees in relation to actions carried out by him during his period of employment in the execution of his duties as a director or officer of the Parent, the Employer or any Group Company (including without limitation in relation to any regulatory authorities’ investigation into the Parent, the Employer or Group) ; and

(ii) the cost of such legal fees are not recoverable under the Employer’s liability insurance for directors and officers in force from time to time (the “D&O Policy”),

then, in full and final settlement of any potential claim against the Parent, the Employer or the Group in respect of such legal fees, the Employer agrees to pay such legal fees up to a maximum of £100,000 exclusive of VAT Such payment is subject to the production by the Executive of such evidence of such legal fees as the Employer may reasonably require and will be paid within a reasonable period of time, and in any event within two months of receipt by the Employer of such evidence.

4.6	to confirm that for the purposes of Rule 5.3.3 of the Pension Scheme, the Executive will be treated as leaving at the Employer’s request and to procure that the Executive’s entitlement to benefits arising from the Pension Scheme will be calculated according to the rules of the Pension Scheme.

4.7	to exercise their discretion (the Compensation Committee of the Parent having exercised their discretion) to vest the options under the PRSOP Plan granted to the Executive on 24 March 2009. The option applies to 7908 shares and must be exercised within 12 months from the Termination Date. All other options granted to the Executive under the PRSOP lapse.

4.8	to grant the Executive (the Compensation Committee of the Parent having exercised their discretion) all options under the CSOP Plan which will vest on the Termination Date and must be exercised within 12 months of the Termination Date. The options under the CSOP are as listed below.

Date granted	Plan type	Number granted	Option price
24 March 2009	CSOP A	2	$4.62
21 Feb 2007	CSOP A	246	$27.09
17 Feb 2010	CSOP B	1758	$10.38
24 March 2009	CSOP B	2874	$4.62
21 Feb 2007	CSOP B	1022	$27.09

4.9	to exercise their discretion (the Compensation Committee of the Parent having exercised their discretion) to vest the SEUs (Phantom options) granted to the Executive on 24 March 2009 as listed below.

Date granted	Plan type	Number granted	Option price
24 March 2009	SEU	14763	0
24 March 2009	SEU	5368	4.62

Any gain the Executive may make in terms of the exercise of these options is capped at $9.24 for each SEU; The SEUs must be exercised within 12 months of the Termination Date

4.10	to exercise their discretion (the Compensation Committee of the Parent having exercised their discretion) to vest the 2361 SEUs (Phantom options) with an option price of $10.38 granted to the Executive on 17 February 2010. The SEUs must be exercised within 12 months of the Termination Date

4.11	to continue to provide cover for the Employer and his immediate family under its Private Health Plan with SimplyHealth until 30 June 2012.

4.12	to confirm that, the Executive has no rights in relation to options granted under the Co-Invest Plan and that these options will lapse on the Termination Date.

5.	Legal Fees and Outplacement

5.1	The Employer agrees, subject to receipt of an invoice from the Executive’s Adviser, to pay to the Adviser the Executive’s reasonable legal fees up to a maximum of £1500 exclusive of VAT incurred exclusively in connection with this Agreement. Any invoice should be addressed to the Executive but expressed to be payable by the Employer and sent under private and confidential cover to Cathy Hessner at the Employer’s address as set out in this Agreement.

5.2	The Employer will meet the cost of providing the Executive with outplacement support up to a maximum cost of £8,500 plus VAT from a provider to be chosen by the Employer.

6.	Return of property

6.1	On or before the Termination Date the Executive will return to the Parent or the Employer, all credit cards, keys, his security pass, laptop computer, Blackberry, mobile phone, all computer disks, facsimile machine, all documents and copies together with all other property belonging to the Parent, Employer or the Group or relating to its or their business in his possession or control except for such property as the parties agree in writing that the Executive may retain.

7.	Reference

The Employer agrees to provide the Executive with a reference in the terms of the letter at schedule 3 and agrees to respond to all employment reference enquiries in a manner consistent with this reference, subject to any amendments which may be necessary to reflect material facts which come to the knowledge of the Employer following the date of this Agreement

8.	Warranties and representations

8.1	The Executive warrants and represents to the Parent and the Employer that up to and as at the date this Agreement becomes binding in accordance with Clause 15 the Executive:

8.1.1	has not knowingly committed any repudiatory breach of any duty owed to the Parent, the Employer or any Group company. ;

8.1.2	has not done or failed to do anything amounting to a repudiatory breach of the express or implied terms of his employment with the Parent or the Employer or which, if it had been done or omitted after the execution of this Agreement, would have been in breach of any of its terms;

8.1.3	is not aware of any matters relating to any acts or omissions by him or any director, officer, Executive or agent of the Parent or the Employer (or any Group company) which if disclosed to the Parent or the Employer would or might reasonably affect its decision to enter into this Agreement;

8.1.4	confirms there are no circumstances of which he is aware or of which he ought to be aware which would constitute a repudiatory breach on his part of his contract of employment which would entitle or have entitled the Parent or the Employer to terminate his employment without notice.

8.2	The Executive undertakes to forthwith notify the Parent and the Employer if at any time in the period from the date of this Agreement to the Termination Date he is in breach of any of sub clauses 8.1.1 to 8.1.4 above or he believes that he may have any of the claims set out in clause 10.1 which arise as a result of any acts or omissions by the Parent or the Employer which occur between the date of this Agreement and the Termination Date.

8.3	The Executive agrees to comply with reasonable requests to be available and to cooperate with and assist the Parent, the Employer or its advisers in relation to any administrative, regulatory, judicial or quasi-judicial proceedings including but not limited to attending interviews with the Serious Fraud Office. The Executive acknowledges that this could involve, but is not limited to, pursuing or defending any regulatory or legal process, providing information in relation to any such process, providing a witness statement and giving evidence in person on behalf of the Parent and the Employer. The Employer shall reimburse the Executive for any reasonable fees and expenses and any loss of earnings incurred in complying with his obligations under this clause.

8.4	The Executive agrees to provide appropriate support and assistance to the Employer in relation to the handover of any duties formerly performed by the Executive for no than 25 hours per month in the period from the Termination Date to 31 March 2012. Such assistance may include meetings and conference calls with the Vice President, General Counsel and Chief Compliance Officer, David Williams and other employees of the Parent or the Employer.

8.5	The Executive agrees to be responsible for the payment of any tax in respect of any of the sums payable or services or benefits provided under clauses 4 and 8 (other than for the avoidance of doubt, any tax withheld by the Employer in paying the sums to the Executive) and the Executive agrees to indemnify the Employer and to keep the Employer indemnified on a continuing basis against all liabilities to taxation (including, but not limited to, any interest, penalties and costs other than any interest, penalties or costs incurred as a result of any delay or failure on the part of the Employer to deal promptly with payment of any tax the Employer is liable to pay under this Agreement or any demands for taxation or correspondence from the Her Majesty’s Revenue and Customs (“HMRC”)) which the Employer may incur in respect of or by reason of payment of those sums or provision of those services or benefits to the Executive. In consideration of this undertaking, the Employer agrees that, if it receives any assessment relating to income tax which would be the subject of this indemnity, it will, before making any payment to the relevant authorities pursuant to such assessment or requiring the Executive to make any payment to it pursuant to this indemnity, allow the Executive a reasonable opportunity to challenge such assessment and to provide him with all documentation and co-operation that he may reasonably request in relation thereto.

9.	Confidentiality and other restrictions

9.1	In consideration for the payment of £500.00 which sum will be subject to PAYE deductions:

9.2	The Executive accepts and agrees that his express and implied duties relating to confidential information, restrictive covenants and intellectual property rights as set out in the Service Agreement continue after the Termination Date

9.3

The Executive agrees and undertakes not to divulge to any person, firm or company or use for his own benefit or the benefit of any person, firm or company any trade secret or information of a private, secret or confidential nature concerning the business, finances or affairs of the Parent, the Employer or any Group company or any of its/their respective customers, clients or suppliers (including but not limited to terms of contracts or arrangements, existing and potential projects, accounts, information regarding customers, clients or suppliers, disputes, business development and/or marketing programmes and plans) which have or may have come to his knowledge during the course of his employment with the Parent, he Employer or any company in the Group.

9.4	The Parent, Employer and the Executive agree and undertake that they will not:

9.4.1	make or publish any statement to a third party concerning the terms of this Agreement, the dispute settled by it or the circumstances surrounding the termination of the Executive’s employment;

9.4.2	make or publish any derogatory or disparaging statement or do anything in relation to the other (and in the Executive’s case to the Parent, Employer or any company in the Group, or officers or executives of the Parent, the Employer or any company in the Group) which is intended to or which might be expected to damage or lower their respective reputations.

provided that this clause will not prevent the Parent and the Employer from complying with their disclosure obligation under the Companies Acts and the NASDAQ Stock Exchange listing rules and the Executive will not be prevented from making a disclosure:

(i)	for the purposes of seeking legal advice in relation to this Agreement provided the professional adviser is bound by a duty of confidence;

(ii)	to the proper authorities as required by law;

(iii)	to his wife or partner, immediate family and professional advisors provided such person agrees to maintain confidentiality

10.	Full and final settlement

10.1	This Agreement has effect for the purpose of compromising without any admission of liability on the part of the Parent, the Employer or any Group companies by means of full and final settlement all claims whether known or not in all jurisdictions under contract, tort, statute or otherwise which the Executive has or may have against the Parent, the Employer or any Group companies and their respective officers and Executives arising out of or in connection with or as a consequence of his employment, or the termination of his employment including in particular for the avoidance of doubt the following claims which the Executive has raised or intimated:

10.1.1	damages for breach of contract howsoever arising including in respect of stigma;

10.1.2	pay in lieu of notice or damages for termination of employment without notice or on short notice;

10.1.3	outstanding pay, car allowance, holiday pay (including under the Working Time Regulations 1998), overtime, bonuses, commission and benefits in kind;

10.1.4	unlawful deductions from wages under the Employment Rights Act 1996;

10.1.5	unfair dismissal;

10.1.6	a redundancy payment whether statutory or other;

10.1.7	discrimination, harassment, victimisation or detriment under the Sex Discrimination Act 1975;

10.1.8	discrimination, harassment, victimisation or detriment under the Race Relations Act 1976;

10.1.9	disability discrimination or victimisation under the Disability Discrimination Act 1995;

10.1.10	damages or compensation for personal injury of any kind to the extent that an employment tribunal would have jurisdiction over such a claim;

10.1.11	detriment suffered under the Employment Rights Act 1996;

10.1.12	a breach of the Working Time Regulations 1998;

10.1.13	damages under the Data Protection Act 1998;

10.1.14	a claim under Part VII of the Transnational Information and Consultation of Executives Regulations 1999;

10.1.15	any future claim under section 192 of the Trade Union and Labour Relations (Consolidation) Act 1992 (“TULRCA”) for failure to pay remuneration under any protective award that may in the future be made under section 189 of TULRCA;

10.1.16	discrimination on the grounds of sexual orientation under the Employment Equality (Sexual Orientation) Regulations 2003;

10.1.17	discrimination on the grounds of religion or belief under the Employment Equality (Religion or Belief) Regulations 2003;

10.1.18	discrimination on the grounds of age under the Employment Equality (Age) Regulations 2006

10.1.19	save as provided for in this agreement any claim relating to awards or prospective awards under the Employer’s Performance Share Plans or any Share Award Schemes including the PRSOP, CSOP, SEU and Colnvest Plans;

10.1.20	a complaint under section 120 of the Equality Act 2010 relating to: age discrimination or harassment relating to age; disability discrimination or harassment relating to disability; gender reassignment discrimination or harassment relating to gender reassignment; marriage or civil partnership discrimination; pregnancy and maternity discrimination or discrimination because of he protected characteristic of pregnancy or maternity; race discrimination or harassment related to race; religious or belief-related discrimination or harassment related to religion or belief; sex discrimination, harassment related to sex, or sexual harassment under section 26(2); harassment under section 26(3) (less favourable treatment because of a rejection of or submission to harassment related to sex, or gender reassignment, or sexual harassment); sexual orientation discrimination or harassment related to sexual orientation; victimisation

10.1.21	a complaint relating to a breach of an equality clause under the Equality Act 2010;

10.1.22	a complaint relating to a breach of an equality rule or non-discrimination rule under the Equality Act 2010 but excluding any claim in respect of pension rights accrued as at the Termination Date any personal injury claims of which the Executive was not aware at the date of signing this Agreement, and any claim or action to enforce the terms of this Agreement.

10.2

This Agreement has effect for the purpose of compromising without any admission of liability on the part of the Executive by means of full and final settlement all claims whether known or not in all jurisdictions under contract, tort, statute or otherwise which the Parent, the Employer or any Group companies and their respective officers and Executives has or may have against the Executive arising out of or in connection with or as a consequence of his employment, directorships or the termination of either, provided always that the Executive has in accordance with the warranties at Clauses 8.1.1 to 8.1.4 of this Agreement disclosed to the Parent and the Employer any matters within his knowledge which might have entitled the Parent, the Employer or any Group Company to pursue claims against him and that this clause does not apply to any claims that may arise where the Executive has been wilfully dishonest or otherwise involved in criminal activities

11.	For the avoidance of doubt, if any claims referred to in Clause 10 of this Agreement have not been validly excluded by the provisions of this Agreement and if the Executive brings any such claims and an employment tribunal or other court of competent jurisdiction finds that the Executive is entitled to any remedy against the Parent, the Employer or any Group companies:

11.1.1	If a monetary award is made the Parent, Employer, or relevant Group company, will be entitled to set off the Termination Payment (and the monetary value of any benefits provided under this Agreement) against any such monetary award; or

11.1.2	If a non-monetary award is made, the Executive will repay the Termination Payment (and the monetary value of any benefits provided under this Agreement) to the Parent, the Employer, or relevant Group company in full.

12.	Directorship

The Executive confirms that he will resign from any offices or directorships he holds in connection with the Parent, the Employer and the Group by signing letters of resignation in the form annexed to Schedule 2 to this Agreement.

13.	No knowledge of other claims

13.1	The Executive confirms that he is aware of no other claim or grounds to make a claim against the Parent, Employer or any Group companies in relation to any other matters howsoever arising.

13.2	The Executive represents and warrants that:

13.2.1	he has instructed the Adviser to advise as to whether he has or may have any claims, including statutory claims, against the Parent or the Employer arising out of or in connection with his employment or its termination;

13.2.2	he has provided the Adviser with all available information which the Adviser requires or may require in order to advise whether he has any such claims; and

13.2.3	the Adviser has advised him that on the basis of the information available to the Adviser his only claims or particular complaints against the Parent or the Employer whether statutory or otherwise, are those listed in Clause 10 of this Agreement and that he has no other claim against the Parent or the Employer whether statutory or otherwise.

14.	Compliance with statutory provisions

14.1	This Agreement is intended to satisfy the conditions regulating compromise agreements and compromise contracts under such of the Acts as are relevant.

14.2	The Executive confirms that:

14.2.1	he has received advice from a relevant independent adviser (within the meaning of the Acts) as to the terms and effect of this Agreement and in particular its effect on his ability to pursue his rights before an Employment Tribunal;

14.2.2	the adviser at 14.2.1 above was Michael Burns of DLA Piper UK LLP (“the Adviser”).

14.2.3	he will procure that the Adviser signs the Certificate in Schedule 1.

15.	Without prejudice

15.1	Notwithstanding that this Agreement is marked “without prejudice and subject to contract”, it will, when dated and signed by all the parties named below and accompanied by the Certificate in Schedule 1 signed by the Adviser become an open and binding agreement between the parties.

16.	Governing law and jurisdiction

16.1	This Agreement is governed by the law of England and Wales and any dispute is subject to the exclusive jurisdiction of the courts and tribunals of England and Wales.

SCHEDULE 1

ADVISER’S CERTIFICATE

I confirm that:

17.	I am a relevant independent adviser as defined in the Acts (as defined in the Agreement between Andrew Hartley (“the Executive”) and Innospec Inc (“the Parent”) and Innospec Limited (“the Employer”) to which this Certificate is annexed).

18.	I have advised the Executive of the terms and the effect of the Agreement and in particular its effect on his ability to pursue a claim before an Employment Tribunal.

19.	There is in force a contract of insurance covering the risk of a claim by the Executive in respect of loss arising in consequence of the advice.

Adviser’s signature

Adviser’s name	Michael Burns

Title	Solicitor

Adviser’s business address	DLA Piper UK LLP

101 Barbirolli Square

Bridgewater

Manchester

M3 2DL

SCHEDULE 2

LETTER OF RESIGNATION

To:

The Company Secretary	The Company Secretary
Innospec Limited	Innospec Inc
8375 South Willow Street
Littleton, Colorado
80124
USA

Innospec Manufacturing Park
Oil Sites Road
Ellesmere Port
CH65 4EY

[DATE]

Dear Sir

I confirm my resignation from my position as a Director and Officer of the Parent and Group Companies as listed in Appendix 1 to this letter

Yours sincerely

Andrew Hartley

SCHEDULE 3

REFERENCE

To:

[DATE]

Dear

ANDREW HARTLEY

Andrew Hartley was employed by Innospec Limited from 1 November 2004 to 31 December 2011. During his employment with Innospec, Andrew initially served as the Vice President and General Counsel for Innospec Inc. and latterly as the Vice President and General Counsel for the Corporation covering Europe, Middle East and Africa and Asia Pacific. Andrew was an Officer of Innospec Inc and a member of the senior executive team. He was also a Director of a number of Group Companies in the UK, USA and Europe.

Innospec is a circa $650 million revenue international speciality chemical business listed on NASDAQ in the US and employs almost 850 employees in 20 countries. Innospec has manufacturing sites in the UK, USA, France and Germany and a number of regional sales offices in Asia Pacific, the USA, Europe, Middle East and Africa.

As VP and General Counsel, Andrew led the Legal team based in the UK and was responsible for the provision of legal advice covering a range of areas including corporate, commercial and intellectual property matters. In addition, he was responsible for managing the provision of external legal advice and the associated budget. Andrew also contributed to the establishment of our Enhanced Compliance programme, which included the development of an on line training programme for all employees through a third party provider. Andrew was also responsible for managing the provision of insurance and risk management services across the Corporation, including the management of the Company’s captive insurance company.

Andrew left Innospec on 31 December 2011 due to redundancy and we wish him every success in the future.

This reference is given in strict confidence and, as is our unvarying practice , solely for the purpose for which it was requested and without liability on the part of Innospec Limited or Innospec Inc or any employee of Innospec Limited or Innospec Inc.

Yours sincerely

Dr C Hessner

Senior Vice President, Human Resources

IN WITNESS whereof this Agreement has been signed on behalf of the Parent, the Employer and the Executive.

SIGNED by Joachim Roeser	)

Duly authorised for and on behalf of	)

Innospec Inc	) JOACHIM ROESER

and the Group	)

SIGNED by Catherine Hessner	)

Duly authorised for and on behalf of	)

Innospec Limited	) CATHERINE HESSNER

and the Group	)

SIGNED by Andrew Hartley	ANDREW HARTLEY

the Executive

In the presence of:

Name:	LAURA WILBRAHAM

Signature:	LAURA WILBRAHAM

Address:	RESIDENTIAL ADDRESS

COMPLETED ON ORIGINAL